[Letterhead of Mantyla McReynolds LLC]

                        INDEPENDENT AUDITORS' CONSENT


June 27, 2002


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Rescon Technology Corp., a Nevada corporation (the "Registrant"), SEC File No. 000-13822, to be filed on or about June 27, 2002, covering the registration and issuance of 162,000 shares of common stock to eight individual consultants

Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended August 31, 2001 and 2000, dated October 12, 2001, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Mantyla McReynolds

Mantyla McReynolds
Certified Public Accountants